Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aspen Insurance Holdings Limited
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-114765, 333-132476, 333-136441, 333-155008 and 333‑188310) and on Form S-3 ASR (No. 333‑187742) of Aspen Insurance Holdings Limited of our report dated February 23, 2015, with respect to the consolidated balance sheet of Aspen Insurance Holdings Limited as of December 31, 2014, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014 and all related financial statement schedules, which report appears in the December 31, 2015 annual report on Form 10‑K of Aspen Insurance Holdings Limited.

/s/ KPMG Audit Plc
KPMG Audit Plc
London
February 19, 2016